Exhibit 4.3

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF
BOXLIGHT CORPORATION

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Sheri Lofgren, hereby certify that I am the Chief Financial Officer of Boxlight Corporation, formerly, known as Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on May __, 2016, adopted the following resolutions creating a series of preferred stock designated as Series C Convertible Preferred Stock, none of which have been issued:

RESOLVED that these Amended and Restated Certificate of Designations of the Series C Preferred Stock shall restate in their entirety, the Certificate of Designations for the Series C Preferred Stock filed pursuant to Section 78.195 of the NRS on September 24, 2015, as amended on December 16, 2015; and

RESOLVED, that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

ARTICLE I Designation and Number.

1.1 A series of Preferred Stock, designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series C Preferred Stock shall initially be 270,000 shares (as adjusted, pursuant to this Agreement, the “Authorized Shares”), and the stated value amount per share of Series C Preferred Stock shall be $20.00 (the “Stated Value Per Share”), or $5,400,000 as to all shares of Series C Preferred Stock.

1.2 Pursuant to a Share Purchase Agreement, dated May 10, 2016 (the “Purchase Agreement”), BOXLIGHT HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of the Corporation (“Boxlight Holdings”), acquired from GUANG FENG INTERNATIONAL LTD., an American Samoa corporation (“Guang Feng”) and a wholly owned subsidiary of EVEREST DISPLAY, INC., a Taiwan corporation (“EDI”), 100% of the issued and outstanding common shares of BOXLIGHT, INC., a corporation organized under the laws of Washington State (“Boxlight USA”), BOXLIGHT LATINOAMERICA, S.A. DE C.V. (“BLA”) and BOXLIGHT LATINOAMERICA SERVICIOS, S.A. DE C.V. (“BLS”), both corporations organized under the laws of Mexico (collectively, “Boxlight Mexico”).

1.3 The Series C Preferred Stock is being issued pursuant to the terms of the Purchase Agreement. unless otherwise defined in this Certificate, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

1.4 As used in this Certificate, the term “Automatic Conversion Shares” shall mean, upon the occurrence of a Liquidity Event, the aggregate number of shares of Company Class A Common Stock issuable upon the automatic conversion of all of the Series C Preferred Stock; being that number of shares of Class A Common Stock resulting from dividing (a) a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, by (b) the Per Share Price; provided, that, the Automatic Conversion Shares shall in all cases represent that number of shares of Class A Common Stock which shall constitute 22.221% of the Fully-Diluted Common Stock of the Corporation. For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect (i) a series of reverse stock splits and forward stock splits, assuming that the aggregate number of shares of the Fully-Diluted Common Stock of the Corporation shall be 9,699,909 shares of Common Stock, such Automatic Conversion Shares shall be an aggregate of two million one hundred and fifty five thousand four hundred and eleven (2,155,411) shares of Class A Common Stock, or approximately 22.221% of the Fully-Diluted Common Stock of the Corporation. In the event that such reverse stock split ratio and forward stock split ratio shall change, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event shall continue to represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation.

1.5 As used in this Certificate, the term “Conversion Shares” shall mean the collective reference to the Automatic Conversion Shares and any Optional Conversion Shares issued to a Holder prior to a Liquidity Event.

1.6 As used in this Certificate, the term “Fully-Diluted Common Stock” shall have the same meaning as the definition of “Fully-Diluted Common Stock of the Company” as set forth in the Purchase Agreement.

1.7 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series C Preferred Stock.

1.8 As used in this Certificate, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series C Preferred Stock pursuant to the terms of the Purchase Agreement to the extent that such persons continue to own capital stock in the Corporation.

1.9 As used in this Certificate, the term “Purchase Agreement” shall mean the share purchase agreement dated as of as of May 10, 2016, among the Corporation, Boxlight Holdings, EDI, Guang Feng, Boxlight USA, BLS and BLA.

1.10 As used in this Certificate, the term “Liquidity Event” shall have the meaning as such term is defined in the Purchase Agreement.

1.11 As used in this Certificate, the term “Market Value” shall have the meaning as such term is defined in the Purchase Agreement.

1.12 As used in this Certificate, the term “Per Share Price” shall have the meaning as such term is defined in Section 1.6 of the Purchase Agreement.

1.13 As used in this Certificate, the term “IPO” shall have the meaning as such term is defined in the Purchase Agreement.

1.14 The terms “Parent” or “BOXL as used in the Purchase Agreement and the term “Company” as used in the Purchase Agreement, shall mean the Corporation.

ARTICLE II RANK. All shares of the Series C Preferred Stock shall rank senior to (i) to the Corporation’s Class A Common Stock, $0.0001 par value per share and Class B Common Stock, $0.0001 par value per share of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); and (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock, including without limitation, 2,500,000 shares of Series A Preferred Stock, $1.00stated value per share, 1,000,000 shares of Series B Preferred Stock, $1.00 stated value per share and all other shares of Preferred Stock of the Corporation (other than the Series C Preferred Stock) to be issued in series in connection with the “Acquisitions” of Mimio or Genesis,” as those terms are defined in the Everest Purchase Agreement, and to any notes, convertible securities or class or series of capital stock of the Corporation (including Preferred Stock) hereafter issued for the purpose of consummating any public or private financing (collectively, the “Pari Passu Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE III Dividends.

3.1 The Holders shall be entitled to receive if, at the times set forth in this Section 3,1, cumulative annual dividends per share equal to six percent (6%) of the aggregate Liquidation Preference (hereinafter defined) of the issued and outstanding Series C Preferred Stock. Accrual of such dividends shall be computed on a 365-day basis, and shall be payable in full when the Series C Preferred Stock is converted into Automatic Conversion Shares. Such dividends shall be payable annually each anniversary of the issue date of the Series C Preferred Stock in additional shares of Series C Preferred Stock, and such dividends shall accrue whether or not declared and regardless of whether there are profits, surplus or other funds legally available for payment of dividends, and shall be earned or payable from and after the issue date of the Series C Preferred Stock. All dividends paid with respect to shares of Series C Preferred Stock pursuant to this Section 3.1 shall be paid pro rata to the Holders entitled thereto. Dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if the Corporation is not solvent or would be rendered insolvent thereby.

3.2 Except as otherwise set forth in this Section 3.1, the Series C Preferred Stock shall not pay a fixed or other dividend. The Holders shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series C Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder is to be treated for this purpose as holding (in lieu of such shares of Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock. The right to such dividends on shares of Series C Preferred Stock shall not be cumulative, and no right shall accrue to Holders by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

ARTICLE IV LIQUIDATION PREFERENCE. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) simultaneous with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) the product of (A) the aggregate number of shares of Series C Preferred Stock then outstanding, and (B) the Stated Value Per Share plus (ii) any accrued but unpaid dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

ARTICLE V. VOTING RIGHTS. Each share of Series C Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series C Preferred Stock. Except as otherwise set forth herein, the Holders shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would alter any right given to the Series C Preferred Stock; in which event the Series C Preferred Stock may vote as a separate class with respect to such amendment. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each Holder could be converted) s hall be rounded to the nearest whole number (with one-half being rounded upward).

ARTICLE VI Conversion.

6.1 Conversion Ratio. Each full share of Series C Preferred Stock shall be convertible into Company Class A Common Stock of the Corporation, at any time, into that number of shares of Company Class A Common Stock at a conversion ratio per share of Series C Preferred Stock as shall be determined by dividing (A) the number of Authorized Shares, by (B) that number of shares of Common Stock equal to the number of Automatic Conversion Shares (the “Series C Conversion Ratio”). Accordingly the initial conversion ratio (the “Conversion Ratio”), shall be determined by dividing one share of the Series C Preferred Stock by the Series C Conversion Ratio; provided, that, the number of Conversion Shares (defined below) and the Series C Conversion Ratio shall result in all of the Conversion Shares having a Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars and not less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars (the “Market Value”), and shall result in all of the Conversion Shares representing not less than 22.221% of the Fully-Diluted Company Common Stock.

For the avoidance of doubt, in the event and to the extent that the Automatic Conversion Shares shall represent less than 22.221% of the Fully-Diluted Common Stock, upon the optional or automatic conversion of the Series C Preferred Stock, the Holders of Series C Preferred Stock shall be entitled to receive, in addition to such Automatic Conversion Shares, the “Adjustment Shares” as defined in the Purchase Agreement. In addition, if the product of multiplying the Per Share Price by the number of Automatic Conversion Shares shall result in a Market Value of less than up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars and not less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars Market Value, the number of Automatic Conversion Shares shall similarly be subject to increase by the issuance of additional shares of Common Stock.

6.2 Optional Conversion. The Holders of shares of Series C Preferred Stock may, at their option and at any time or from time to time, convert all or any portion of their shares of Series C Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Series C Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such Optional Conversion (the “Optional Conversion Shares”) and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue any Optional Conversion Shares upon any Optional Conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation.

6.3 Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, but subject at all times to the adjustment provisions of Section 6.4 below, immediately following the occurrence of (i) a Liquidity Event and (ii) the exercise of the Option (as defined in the Purchase Agreement), all, and not less than all, of the then issued and outstanding shares of Series C Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted (an “Automatic Conversion”) into that number of Automatic Conversion Shares that shall (a) have an aggregate Market Value of up to $16,456,000 and not less than $8,228,000, and (b) represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation, less the aggregate number of shares of Common Stock previously issued in connection with any one or more Optional Conversions contemplated by Section 6.2 above. Each Holder of Series C Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series C Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect to a series of reverse stock splits and forward stock splits of the outstanding Common Stock of the Corporation, if the Fully-Diluted Common Stock of the Corporation shall be 9,699,909 shares of Common Stock, the Automatic Conversion Shares shall be up to an aggregate of 2,155,411 shares of Class A Common Stock (inclusive of the Bonus Shares referred to in the Purchase Agreement), or approximately 22.22% of the Fully-Diluted Common Stock of the Corporation. In the event that the Fully-Diluted Common Stock of the Corporation shall be other than 9,699,909 shares of Common Stock, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event (including the Bonus Shares) shall continue to represent not less than 22.221% of the Fully-Diluted Common Stock of the Corporation.

6.4 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Company Class A Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, Holders shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Company Class A Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.5 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the aggregate number of Conversion Shares in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Event, shall be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Company Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.6 Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date and prior to a Liquidity Event, issue additional shares of Company Class A Common Stock or Preferred Stock that is convertible into shares of Common Stock, then the Series C Conversion Price and the Conversion Ratio shall be adjusted concurrently with such issue, so that the Series C Preferred Stock shall continue to represent 22.221% of the Fully-Diluted Common Stock of Company.

6.7 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Company Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Company Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Company Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Company Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.8 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

ARTICLE VII NO REISSUANCE OF SERIES C PREFERRED STOCK. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE VIII REDEMPTION. The Series C Preferred Stock is not redeemable.

ARTICLE IX NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre -paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

ARTICLE X AMENDMENT. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) a majority of the outstanding Series C Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

ARTICLE XI Limitation on Transfer.

11.1 The sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any Holder or holder of the Conversion Shares issuable upon conversion of such shares of Series C Preferred Stock, including (i) the use of the any shares of Series C Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until 180 days from the date of this Certificate of Designation; provided, however, that a Transfer by a holder of Capital Stock (a “Capital Stock Holder”), (certified by such Capital Stock Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or Company); (B) a trust, corporation, partnership, limited partnership or limited liability Corporation that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Capital Stock Holder; or (C) in the case of a Capital Stock Holder that is an entity, stockholders, members, partners or other equity holders of such Capital Stock Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2 In the event of any stock dividend, stock split, recapitalization, or other change affecting the Corporation’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section 11.2 , to the same extent the Capital Stock is at such time covered by such provisions.

11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series C Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series C Preferred Stock, dated September 30, 2015, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section Error! Reference source not found. shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

ARTICLE XII Protective Provisions.

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series C Preferred Stock (the “Series C Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock in excess of 270,000 Shares; or

12.2 issue any shares of Series C Preferred Stock to Persons, other than to Option Holders pursuant to the Purchase Agreement; or create or authorize the creation of or issue any shares of Preferred Stock or any other security convertible or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock.

ARTICLE XIII Co-Sale Rights.

13.1 If a Holder proposes to sell any shares of its Series C Preferred Stock (the “Selling Holder”) then the Selling Holder shall promptly give written notice (the “Notice”) to each of the other Holders at least 30 days prior to the closing of such sale. The Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares of Series C Preferred Stock to be transferred, the nature of such sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

13.2 Each other Holder (the “Participating Holder”) shall have the right, exercisable upon written notice to such Selling Holder within 15 days of the Notice, to participate in such sale of Series C Preferred Stock on the same terms and conditions. Such notice shall indicate the number of shares of Series C Preferred Stock such Participating Holder wishes to sell.

(a) Each Participating Holder shall effect its participation in the sale by promptly delivering to such Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Series C Preferred Stock which such Participating Holder elects to sell.

(b) The stock certificate or certificates that the Participating Holder delivers to such Selling Holder shall be transferred to the prospective purchaser in consummation of the sale of the Series C Preferred Stock pursuant to the terms and conditions specified in the Notice, and the Selling Holder shall concurrently therewith remit to such Participating Holder that portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participating Holder exercising its rights of co-sale hereunder, such Selling Holder shall not sell to such prospective purchaser or purchasers any Series C Preferred Stock held by Selling Holder unless and until, simultaneously with such sale, such Selling Holder shall purchase such shares or other securities from such Participating Holder on the same terms and conditions specified in the Notice.

(c) To the extent that the Participating Holders do not elect to participate in the sale of the Series C Preferred Stock held by such Selling Holder subject to the Notice, such Selling Holder may enter into an agreement providing for the closing of the sale of such Series C Preferred Stock within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Notice. Any proposed sale on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed sale of any of the Series C Preferred Stock by a Selling Holder, shall again be subject to the co-sale rights of the Participating Holders and shall require compliance by a Selling Holder with the procedures described in this Section 13.

ARTICLE XIV Miscellaneous.

14.1 Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series C Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

14.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

14.3 Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

14.4 Information Rights. So long as shares of Series C Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series C Preferred Stock (i) unaudited annual financial statements to the Holders of Series C Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series C Preferred Stock.

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this restated certificate of designations on _______ __, 2016.

BOXLIGHT CORPORATION

Name:	Sheri Lofgren
Title:	Chief Financial Officer